POWER OF ATTORNEY

January 13, 2026

Know all by these presents that Thomas Kelly does hereby make, constitute and appoint each of Marc Swanson, Laurie Beechner, Daniel Bollinger, and James Forrester, or any one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the undersigned's individual capacity), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of United Parks & Resorts Inc. (i) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4 and Form 5 (including any amendments thereto) and (ii) in connection with any applications for EDGAR access codes, including without limitation the Form ID. The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of United Parks & Resorts Inc., unless earlier revoked in writing. The undersigned acknowledges that Marc Swanson, Laurie Beechner, Daniel Bollinger, and James Forrester are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

By: /s/ Thomas Brian Kelly

_________________________________________________

Thomas Brian Kelly

State of Florida

County of Orange

The foregoing instrument was acknowledged before me by means of ☒physical presence, this January 13, 2026 by Thomas Brian Kelly, who is personally known to me.

(Seal)

_Yvonne E. Hargis_________________

[Notary Name]